Exhibit (b)(1)

Lehman Commercial Paper Inc. 745 Seventh Avenue New York, New York 10019	Lehman Brothers Inc. 745 Seventh Avenue New York, New York 10019

Merrill Lynch Capital Corporation 4 World Financial Center 250 Vesey Street New York, New York 10080	Merrill Lynch, Pierce, Fenner & Smith Incorporated 4 World Financial Center 250 Vesey Street New York, New York 10080

UBS Loan Finance LLC 677 Washington Boulevard Stamford, Connecticut 06901	UBS Securities LLC 299 Park Avenue New York, New York 10171

November 11, 2005

Spyglass Merger Corp.

c/o Silver Lake Partners

2725 Sand Hill Road, Suite 150

Menlo Park, California 94025

Attention:	David J. Roux, Managing Director
Hollie Moore, Director

Re:	Project Spyglass — Credit Facilities Commitment Letter

Ladies and Gentlemen:

Spyglass Merger Corp. (“you” or “Newco”) has advised Lehman Commercial Paper Inc. (“LCPI”), Merrill Lynch Capital Corporation (“MLCC”), UBS Loan Finance LLC (“UBS”, and together with LCPI and MLCC, the “Underwriters” and each an “Underwriter”), Lehman Brothers Inc. (“LBI”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) and UBS Securities LLC (“UBSS”, and together with LBI and MLPFS, the “Arrangers”) that (i) Newco has been newly formed by Silver Lake Partners (“Sponsor”) and intends to enter into an agreement and plan of merger (the “Merger Agreement”) with Serena Software, Inc. (“Target” or “Borrower”) pursuant to which Newco will merge with and into Target, with Target being the surviving entity (the “Merger”); (ii) immediately prior to the consummation of the Merger, Sponsor and one or more other investors reasonably satisfactory to us (together, the “Investors”) will purchase for cash (the “Equity Financing”) common equity of Newco in an aggregate amount which when combined with the debt financings referred to below shall be sufficient to consummate the Merger; and (iii) pursuant to agreements entered into in connection with the Merger Agreement, members of the management of Target will rollover certain of their equity interests in Target (the “Rollover Equity Investment”).

In addition, you have advised the Underwriters and the Arrangers that in connection with the Merger, (a) Borrower will raise in an offering (the “Notes Offering”) gross cash proceeds of not less than $225.0 million from either (i) the issuance by it of unsecured senior subordinated notes (the “Notes”) or (ii) the draw-down under an unsecured senior subordinated interim loan (the “Interim Loan”), which would be anticipated to be refinanced with debt securities substantially similar to the Notes (the “Take-out Securities”); and (b) Borrower will enter into senior secured credit facilities in the amount of $450.0 million (the “Senior Credit Facilities” and, together with the Interim Loan, the “Credit Facilities”). Each term loan facility or revolving facility comprised by the Credit Facilities may be referred to herein as a “Facility”, and the loans thereunder may be referred as “Loans”.

In addition, you have advised us that, on the closing date of the Merger (the “Closing Date”), Target’s existing convertible subordinated securities, to the extent not already converted, will become convertible into cash upon the terms and subject to the conditions set forth in the indenture with respect to such securities (the “Conversion”).

The Merger, the Equity Financing, the Note Offering (if consummated), the Rollover Equity Investment, the Conversion, the entering into and initial borrowings under the Credit Facilities by the parties herein described and the other transactions contemplated hereby entered into and consummated in connection with the Merger are herein referred to as the “Transactions”.

You have requested that the Underwriters commit to provide the Credit Facilities to finance the Merger and the Conversion and to pay certain related fees and expenses.

Accordingly, subject to the terms and conditions set forth below, the Underwriters and the Arrangers hereby agrees with you as follows:

1. Commitment. LCPI hereby commits on a several basis to provide or cause one or more of its affiliates to provide to Borrower 40% of the Senior Credit Facilities, MLCC hereby commits on a several basis to provide or cause one or more of its affiliates to provide to Borrower 40% of the Senior Credit Facilities and UBS hereby commits on a several basis to provide or cause one or more of its affiliates to provide to Borrower 20% of the Senior Credit Facilities, in each case, upon the terms and subject to the conditions set forth or referred to herein (including Annex I hereto), in the Fee Letter (the “Fee Letter”) dated the date hereof and delivered to you, and in the Senior Credit Facilities Summary of Terms and Conditions attached hereto (and incorporated by reference herein) as Exhibit A (the “Senior Term Sheet”). MLCC hereby commits on a several basis to provide or cause one or more of its affiliates to provide to Borrower 40% of the Interim Loan, LCPI hereby commits on a several basis to provide or cause one or more of its affiliates to provide to Borrower 40% of the Interim Loan and UBS hereby commits on a several basis to provide or cause one or more of its affiliates to provide to Borrower 20% of the Interim Loan, in each case, upon the terms and subject to the conditions set forth or referred to herein, in the Fee Letter and in the Interim Loan Summary of Terms and Conditions attached hereto (and incorporated by reference herein) as Exhibit B (the “Interim Loan Term Sheet” and, together with the Senior Term Sheet, the “Term Sheets”). The commitments of the Underwriters hereunder are subject to the negotiation, execution and delivery of definitive documents governing the Credit Facilities (together, the “Credit Documents”) that are reasonably satisfactory to the Underwriters and the Borrower reflecting, among other things, the terms and conditions set forth herein and in the Term Sheets and the Fee Letter.

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2. Syndication. We reserve the right and intend, prior to or after the execution of the Credit Documents, to syndicate all or a portion of our commitments to one or more financial institutions (together with the Underwriters, the “Lenders”). Upon the issuance by any additional Lender of its commitment with respect to any Facility, which Lender shall be reasonably acceptable to you (such consent not to be unreasonably withheld), the Underwriters’ commitment with respect to such Facility shall be reduced by an equal amount (in a manner to be agreed among them). You shall appoint the Arrangers (or their affiliates) to act as sole and exclusive joint lead arrangers and bookrunners of the Credit Facilities, LCPI as sole and exclusive administrative agent for the Senior Credit Facilities holding the physical books therefor (the “Senior Administrative Agent”), and MLCC as sole and exclusive administrative agent for the Interim Loan holding the physical books therefor. It is agreed that the names of the Arrangers (and/or affiliates designated by any of them) shall appear on any marketing materials in connection with the Credit Facilities, with LBI’s name receiving “top left” placement, MLPFS’ name receiving “top center” placement, and UBSS’ name receiving “top right” placement on any such marketing materials in connection with the Senior Credit Facilities, and with MLPFS’ name receiving “top left” placement, LBI’s name receiving “top center” placement, and UBSS’ name receiving “top right” placement on any such marketing materials in connection with the Interim Loan. We (or our affiliates) will manage all aspects of the syndication in consultation with you, including decisions as to the selection of potential Lenders to be approached and when they will be approached, when their commitments will be accepted, which Lenders (which shall be reasonably acceptable to you, such consent not to be unreasonably withheld) will participate and the final allocations of the commitments among the Lenders (which are likely not to be pro rata across facilities among Lenders), and we will exclusively perform all functions and exercise all authority as customarily performed and exercised in such capacities, including selecting counsel for the Lenders and negotiating the Credit Documents. Any agent or arranger titles (including co-agents) awarded to other Lenders are subject to our prior approval and shall not entail any role with respect to the matters referred to in this paragraph without our prior consent. You agree that no Lender will receive compensation outside the terms contained herein and in the Fee Letter in order to obtain its commitment to participate in the Credit Facilities.

You understand that we intend to commence the separate syndication of each of the Senior Credit Facilities and the Interim Loan promptly, and you agree actively to assist us in achieving a timely syndication that is satisfactory to us. The syndication efforts will be accomplished by a variety of means, including your using commercially reasonable efforts to ensure direct contact during the syndication between senior management, advisors and affiliates of Sponsor and Target on the one hand and the proposed Lenders on the other hand, and your hosting with the Arrangers, at least one meeting with prospective Lenders at such times and places as mutually agreed. You agree to, upon our request, (a) provide, and to use commercially reasonable efforts to cause the Sponsor and your advisors to provide, and use your commercially reasonable efforts to have Target provide, to us all information reasonably requested by us to successfully complete the syndication (including after the Closing Date), including the Information and Projections (including updated projections) covering a customary period, (b) assist, and to use commercially reasonable efforts to cause the Sponsor and your advisors to assist, and use your commercially reasonable efforts to have Target assist, us in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication, including using commercially reasonable efforts to make available representatives of Sponsor and Target and (c) using commercially reasonable efforts to

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obtain, at your expense, monitored public ratings of each of the Credit Facilities and the Notes from Moody’s Investors Service (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”) and to participate actively in the process of securing such ratings. You also agree to use commercially reasonable efforts to ensure that our syndication efforts benefit materially from your and Target’s existing lending relationships. Without limiting your obligations to assist with syndication efforts as set forth above, each of the Underwriters agrees that completion of such syndication is not a condition to its commitments hereunder.

At our request, you agree to prepare a version of the Confidential Information Memorandum and other marketing materials to be used in connection with the syndication that do not contain material non-public information concerning Newco, Target, their respective affiliates or their securities.

3. Fees. As consideration for our commitments hereunder and our agreement to arrange, manage, structure and syndicate the Credit Facilities, you agree to pay to us (or our affiliates, as the case may be) the fees as set forth in the Fee Letter.

4. Conditions. The commitments of the Underwriters hereunder are subject to the conditions set forth elsewhere herein, in Annex I to this Commitment Letter and in the Term Sheets. For purposes of this Commitment Letter and the Term Sheets, the “subsidiaries” of Newco include those who will become subsidiaries of Newco in connection with the Transactions.

Our commitments hereunder are also subject to the following conditions: (a) we shall be satisfied that, after the date hereof and during the syndication of the Credit Facilities, there shall be no competing issues of debt securities or commercial bank or other credit facilities of you or any of your subsidiaries being offered, placed, arranged or announced by you or any of your subsidiaries (other than the Notes); (b) you and the Arrangers shall have executed and delivered an engagement letter (the “Engagement Letter”); (c) we shall have been afforded a period of not less than 20 days following the date hereof to syndicate the Credit Facilities; and (d) the representations and warranties set forth in Section 5 of this Commitment Letter shall be true and accurate.

5. Information and Investigations. You hereby represent and covenant that (a) to the best knowledge of Newco, all information and data (excluding financial projections) that have been or will be made available by the Sponsor, you or any of your representatives or advisors to us or any Lender (whether prior to or on or after the date hereof) in connection with the Transactions, taken as a whole (the “Information”), is and will be complete and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made, and (b) all financial projections concerning Newco and its subsidiaries and the transactions contemplated hereby (the “Projections”) that have been made or will be prepared by or on behalf of the Sponsor, you or any of your representatives or advisors and that have been or will be made available to us or any Lender in connection with the transactions contemplated hereby have been and will be prepared in good faith based upon assumptions believed by you to be reasonable. You agree to supplement the Information and the Projections from time to time until the Closing Date so that the representation and covenant in the preceding sentence remain correct in

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all material respects. In syndicating the Credit Facilities we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent check or verification thereof.

6. Indemnification. You agree to indemnify and hold harmless the Underwriters, the Arrangers, each other Lender and their respective affiliates, and each such person’s respective officers, directors, employees, agents and controlling persons (each of the Underwriters and the Arrangers, and each such other person being an “Indemnified Party”) from and against any and all losses, claims, damages, costs, expenses and liabilities, joint or several, to which any Indemnified Party may become subject under any applicable law, or otherwise related to or arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheets, the Credit Facilities, the loans under the Credit Facilities, the use of proceeds of any such loan, any of the Transactions or any related transaction and the performance by any Indemnified Party of the services contemplated hereby, and will reimburse each Indemnified Party for any and all expenses (including counsel fees and expenses) as they are incurred in connection with the investigation of or preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of you, Seller, or any of your or Seller’s respective affiliates and whether or not any of the Transactions are consummated or this Commitment Letter is terminated, except to the extent such losses, claims, damages, costs, expenses, liabilities resulted primarily from such Indemnified Party’s gross negligence, bad faith or willful misconduct, or the gross negligence, bad faith or willful misconduct of such Indemnified Party’s affiliates, officers, directors, employees, agents or controlling persons. You also agree not to assert any claim against any Indemnified Party for consequential, punitive or exemplary damages on any theory of liability in connection in any way with this Commitment Letter, the Fee Letter, the Term Sheets, the Credit Facilities, the loans under the Credit Facilities, the use of proceeds of any such loan, any of the Transactions or any related transaction and the performance by any Indemnified Party of the services contemplated hereby.

7. Expenses. You agree to reimburse us for our reasonable expenses (and expenses of any of our affiliates through which we are permitted to perform our services hereunder) upon our request made from time to time (including, without limitation, all reasonable due diligence investigation expenses, syndication expenses (including printing, distribution, and bank meetings), travel expenses, duplication expenses, search fees, filing and recording fees and the reasonable fees, disbursements and other charges of one counsel (including one local counsel per jurisdiction) related to any of the foregoing) incurred in connection with the negotiation, preparation, execution and delivery, waiver or modification, enforcement of this Commitment Letter, the Term Sheets, the Fee Letter and the Credit Facilities and the security arrangements in connection therewith, and whether or not such fees and expenses are incurred before or after the date hereof or any loan documentation is entered into or the Transactions are consummated or any extensions of credit are made under the Credit Facilities or this Commitment Letter is terminated or expires; provided that your reimbursement obligation under this paragraph shall apply only (i) if the Closing Date occurs or (ii) if the Merger is not consummated and you or any of your affiliates shall receive any break-up, termination, topping, expense reimbursement or similar fees (collectively, the “Break-Up Fee”), in which case you shall not be required to reimburse for any amount in excess of the Break-Up Fee and, to the extent that the sum of our expenses (as set forth above) and your and Sponsor’s

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out-of-pocket expenses exceeds the amount of the Break-Up Fee, such reimbursement shall be on a pro rata basis with the payment of your and Sponsor’s out-of-pocket expenses).

8. Confidentiality. This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance, or, prior to your acceptance hereof, this Commitment Letter and the Term Sheets and their terms or substance, or the activities of the Underwriters and the Arrangers pursuant hereto or to the Fee Letter shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to the Sponsor and to your and its officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) if the Underwriters and the Arrangers consent to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the reasonable advice of your legal counsel (in which case you agree, to the extent permitted by law, to inform us promptly thereof); provided that (i) you may disclose this Commitment Letter, the Term Sheets and the contents hereof and thereof to the Target and its officers, directors, employees, attorneys, accountants and advisors, on a confidential and need-to-know basis, and (ii) you may disclose the Commitment Letter and its contents in any prospectus or other offering memorandum relating to the Notes.

The Underwriters and the Arrangers and their affiliates will use all confidential information provided to it or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and the Term Sheets and shall treat confidentially all such information; provided that nothing herein shall prevent any Underwriter or Arranger from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Underwriter or Arranger, to the extent permitted by law, agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over such Underwriter or Arranger or any of its affiliates, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Underwriter or Arranger or any of its affiliates, (d) to the extent that such information is received by such Underwriter or Arranger from a third party that is not to the knowledge of such Underwriter or Arranger or any of its affiliates subject to confidentiality obligations to the Borrower, (e) to the extent that such information is independently developed by such Underwriter or Arranger, (f) to such Underwriter’s or Arranger’s affiliates and their employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (g) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially to the same effect of this paragraph) or (h) for purposes of establishing a “due diligence” defense or otherwise to establish in connection with actual or threatened legal proceedings any of such Underwriter’s or Arranger’s or its affiliates’ rights or remedies hereunder. The obligations of the Underwriters and the Arrangers under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to the Credit Facilities upon the initial funding thereunder.

You agree that you will permit us to review and approve any reference to any of us or any of our respective affiliates in connection with the Credit Facilities or the transactions

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contemplated hereby contained in any press release or similar public disclosure prior to public release. You agree that we and our respective affiliates may share information concerning you, Sponsor, Target and your, Sponsor’s and Target’s respective subsidiaries and affiliates among ourselves solely in connection with the performance of our services hereunder and the evaluation and consummation of financings and Transactions contemplated hereby.

You also acknowledge that we or our affiliates may be providing financing or other services to parties whose interests may conflict with yours. Each of the Underwriters and the Arrangers agrees that it will not furnish confidential information obtained from you, Sponsor or Target to any of its other customers and that it will treat confidential information relating to you, Sponsor or Target and your and their respective affiliates with the same degree of case as it treats its own confidential information. Each of the Underwriters and the Arrangers further advises you that it will not make available to you confidential information that it has obtained or may obtain from any other customer.

9. Termination. The commitments of the Underwriters hereunder shall terminate in their entirety on the earliest to occur of (A) April 30, 2006, if the Credit Documents are not executed and delivered by Borrower and the Lenders on or prior to such date, (B) the date of termination of the Merger Agreement in accordance with its terms, (C) the date of effectiveness of the Credit Documents by Borrower and the Lenders and (D) the consummation of the Merger with or without the funding of the Credit Facilities. Notwithstanding the foregoing, the provisions of Sections 6, 7, 8, 11 and 14 hereof shall survive any termination pursuant to this Section 9.

10. Assignment; etc. This Commitment Letter and our commitment hereunder shall not be assignable by any party hereto without the prior written consent of the other parties hereto, and any attempted assignment shall be void and of no effect; provided, however, that nothing contained in this Section 10 shall prohibit us from (i) in our sole discretion, performing any of our duties hereunder through any of our affiliates, and you will owe any related duties (including those set forth in Section 2 above) to any such affiliate, and (ii) subject to the limitations of Section 2 hereof, granting participations in, or selling assignments of all or a portion of, the commitments or the loans under the Credit Facilities pursuant to arrangements satisfactory to us. This Commitment Letter is solely for the benefit of the parties hereto and does not confer any benefits upon, or create any rights in favor of, any other person.

11. Governing Law; Jurisdiction; Waiver of Jury Trial. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the parties hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State court or Federal court sitting in the County of New York in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter or the Fee Letter and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto hereby waive any objection that they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of any of the Transactions or the other transactions contemplated hereby, or the performance by us or any of our affiliates of the services contemplated hereby.

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12. Amendments; Counterparts; etc. No amendment or waiver of any provision hereof or of the Term Sheets shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. This Commitment Letter, the Engagement Letter, the Term Sheets and the Fee Letter are the only agreements between the parties hereto with respect to the matters contemplated hereby and thereby and set forth the entire understanding of the parties with respect thereto. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart by telecopier or Adobe “.pdf” file shall be effective as delivery of a manually executed counterpart.

13. Patriot Act. We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), the Lenders may be required to obtain, verify and record information that identifies Sponsor, Borrower and Target, which information includes the name, address and tax identification number and other information regarding them that will allow such Lender to identify them in accordance with the Patriot Act.

14. Independent Contractor. You also acknowledge and agree that (i) each transaction contemplated by this Commitment Letter is an arm’s-length commercial transaction, between Newco, on the one hand, and the Underwriters and the Arrangers, on the other hand, (ii) in connection with each such transaction and the process leading thereto, the Underwriters and the Arrangers will act solely as a principal and not as agent (except as otherwise provided herein) or fiduciary of Newco or its stockholders, creditors, employees or any other party, (iii) none of the Underwriters or Arrangers will assume an advisory or fiduciary responsibility in favor of Newco with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Underwriters or Arrangers has advised or is currently advising Newco on other matters) and the Underwriters and the Arrangers will not have any obligation to Newco with respect to the transactions contemplated in this Commitment Letter except the obligations expressly set forth herein, (iv) the Underwriters and the Arrangers may be engaged in a broad range of transactions that involve interests that differ from those of Newco, and (v) none of the Underwriters or Arrangers has provided nor will any of them provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and Newco has consulted and will consult their own legal, accounting, regulatory, and tax advisors to the extent they deem appropriate.

15. Public Announcements; Notices. We may, subject to your prior consent (not to be unreasonably withheld, delayed or conditioned) at our expense, publicly announce as we may choose the capacities in which we or our affiliates have acted hereunder. Any notice given pursuant hereto shall be mailed or hand delivered in writing, if to (i) you, at your address set forth on page one hereof, with a copy to Jay Ptashek, Esq., at Simpson Thacher & Bartlett LLP; (ii) if to MLCC or MLPFS, at 4 World Financial Center, 250 Vesey Street, New York, New York 10080, Attention: Michael Barrish; (iii) if to LCPI or LBI, at 745 Seventh Avenue, New York, New York 10019, Attention: Laurie Perper; and (iv) if to UBS or UBSS, at 299 Park

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Avenue, New York, New York 10171, Attention: Doug Lane, in each case, with a copy to Jonathan A. Schaffzin, Esq., at Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York 10005.

Please confirm that the foregoing correctly sets forth our agreement of the terms hereof and the Fee Letter by signing and returning to the Arrangers the duplicate copy of this letter, the Fee Letter and Engagement Letter enclosed herewith. Unless we receive your executed duplicate copies hereof and thereof by 5:00 p.m., New York City time, on November 14, 2005, our commitment hereunder will expire at such time.

(Signature Pages Follow)

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We are pleased to have this opportunity and we look forward to working with you on this transaction.

Very truly yours,

LEHMAN BROTHERS INC.

By:	/s/ JEFFREY ABT
Name:	Jeffrey Abt
Title:	Senior Vice President

LEHMAN COMMERCIAL PAPER INC.

By:	/s/ JEFFREY ABT
Name:	Jeffrey Abt
Title:	Authorized Signatory

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ MICHAEL BARRISH
Name:	Michael Barrish
Title:	Vice President

MERRILL LYNCH CAPITAL CORPORATION

By:	/s/ GREGORY MARGOLIES
Name:	Gregory Margolies
Title:	Vice President

UBS SECURITIES LLC

By:	/s/ AMANDA J. MONTGOMERY
Name:	Amanda J. Montgomery
Title:	Managing Director

By:	/s/ WARREN JERVEY
Name:	Warren Jervey
Title:	Director and Counsel, Region Americas Legal

UBS LOAN FINANCE LLC

By:	/s/ AMANDA J. MONTGOMERY
Name:	Amanda J. Montgomery
Title:	Managing Director

By:	/s/ WARREN JERVEY
Name:	Warren Jervey
Title:	Director and Counsel, Region Americas Legal

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Accepted and agreed to as of the date first written above:

SPYGLASS MERGER CORP.

By:	/s/ ALAN K. AUSTIN
Name:	Alan K. Austin
Title:	Vice President

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Annex I

Project Spyglass

Summary of Additional Conditions Precedent

Except as otherwise set forth below, the initial borrowing under each of the Credit Facilities shall be subject to the following conditions precedent;

1. The Merger shall have been consummated in accordance with the terms of the Merger Agreement without any waiver, modification or amendment thereof that is materially adverse to the Lenders (as determined by the Arrangers), unless consented to by the Arrangers.

2. The Equity Financing shall have been consummated in an aggregate amount of not less than 25% of the total of the capitalization of the Borrower and the costs related to the Transactions, which to the extent constituting other than common equity interests shall be on terms and conditions and pursuant to documentation reasonably satisfactory to the Arrangers to the extent material to the interests of the Lenders. The Rollover Equity Investment shall have been consummated, which to the extent constituting other than common equity interests shall be on terms and conditions and pursuant to documentation reasonably satisfactory to the Arrangers to the extent material to the interests of the Lenders.

3. With respect to the Interim Loan, the Arrangers shall have received, not later than 15 days prior to the Closing Date, a complete printed preliminary offering memorandum or preliminary prospectus suitable for use in a customary “high-yield road show” relating to the Notes, which shall contain all financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants for Borrower as provided in Statement on Auditing Standards No. 100) and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”)), and all other data (including selected financial data) that the Securities and Exchange Commission would require in a registered offering of the Notes (except as otherwise agreed) or that would be necessary for the Arrangers to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering of the Notes (either document, an “Offering Document”). Notwithstanding the foregoing, such Offering Document shall only be required to contain financial statements referenced in paragraph 6 below. Upon delivery of such offering memorandum or private placement memorandum Borrower will cause its senior management personnel to participate in a customary road show for the sale of the Notes. The Arrangers shall have been afforded a period of at least 15 days following receipt of the material described in the first sentence of this paragraph to seek to place the Notes with qualified purchasers thereof.

4. Simultaneously with the making of the initial loans, Borrower shall have complied with its obligations under the indenture with respect to Target’s existing convertible subordinated securities in relation to the conversion rights of the holders thereof.

5. Except as set forth in the disclosure schedules to the Merger Agreement, there shall not have occurred or become known, since July 31, 2005, any change, event, circumstance or development that, individually or in the aggregate, has had or is reasonably likely to result in a material adverse change, event, circumstance or development with respect to, or material adverse effect on (any of the foregoing an “Effect”), the business, assets, liabilities, financial condition or results of operations of the Target and its subsidiaries, taken as a whole, or any event that would materially impede the ability of the Target to effect the consummation of the transactions contemplated by the Merger Agreement (a “Material Adverse Effect”); provided, however, that none of the following, to the extent occurring after the date hereof, shall constitute, or shall be considered in determining whether there has occurred, a Material Adverse Effect: (i) any Effect resulting from general national or world economic conditions and any acts of war or terrorism, except to the extent that such Effects disproportionately affect the Target and its subsidiaries in any significant respect relative to other participants in the industries or markets in which they operate; (ii) any Effect resulting from the announcement of the execution of the Merger Agreement or the pendency of the Merger; (iii) any Effect resulting from changes in law, rule or regulations or generally accepted accounting principles or the interpretation thereof, except to the extent that such Effects disproportionately affect the Target and its subsidiaries in any significant respect relative to other participants in the industries or markets in which they operate; (iv) any Effect resulting from any action (or failure to act) outside the ordinary course of business of the Target and its subsidiaries required to be taken pursuant to the Merger Agreement (other than consummation of the Merger); (v) a decline in the price of the Target’s common stock on The NASDAQ National Market (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute and shall be taken into account in determining whether there has been a Material Adverse Effect); (vi) any failure by the Target to meet published financial projections, in and of itself (it being understood that the facts and circumstances giving rise to such failure to meet published financial projections may be considered and shall be taken into account in determining whether there has been a Material Adverse Effect); and (vii) any litigation relating to an alleged breach of fiduciary duty in connection with the Merger Agreement or any Effect resulting from such litigation.

6. The Arrangers and the Lenders shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Target for the three years ended January 31, 2005, and, to the extent that the Closing Date has not occurred prior to March 31, 2006, for the year ended January 31, 2006, and (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Target for each fiscal quarter ended after the most recently received audited financial statements and ended 45 days before the Closing Date. The Lenders shall have received a pro forma consolidated balance sheet of Borrower as of the date of the most recent consolidated balance sheet delivered pursuant to the immediately preceding sentence, after giving effect to the Transactions.

7. The Arrangers shall have received reasonably satisfactory evidence (including satisfactory supporting schedules and other data) that the ratio (the “Consolidated Leverage Ratio”) of pro forma consolidated total debt to pro forma adjusted consolidated EBITDA (to be defined to include adjustments required or permitted by Regulation S-X of the Securities Act of 1933, as amended (the “Securities Act”), and related non-recurring charges, and such other adjustments as are customary for similar financings by affiliates of the Sponsors or particular to the Target as are mutually agreed, but in any event excluding any investment gains or losses resulting from the liquidation or other disposition of corporate bonds and other investments the proceeds of which will be used to finance the Acquisition) of Borrower and its subsidiaries, and calculated in a manner reasonably acceptable to the Arrangers and after giving effect to the Transactions, for the immediately preceding four fiscal quarter period ended at least 60 days prior to the Closing Date was not greater than 6.6:1. The total amount of funded consolidated debt of Borrower and its subsidiaries on the Closing Date may be adjusted up or down proportionately if the Consolidated Leverage Ratio for such period would be less than or would exceed (as the case may be) 6.6:1 prior to giving effect to any such adjustment; provided that unless the Arrangers otherwise agree, any such downward adjustments shall be applied proportionately (based on the principal amounts thereof) to the Term Loan Facility, on the one hand, and the Interim Loans or Notes (as applicable), on the other hand.

8. The Lenders shall have received the Credit Documents (executed where applicable) reflecting the terms hereof and otherwise customary and appropriate for facilities of this type for transactions with affiliates of the Sponsor to the reasonable satisfaction of the Arrangers and Borrower, including delivery of customary legal opinions and customary solvency certificates; receipt of collateral as described in the Term Sheets (subject to grace periods to be agreed in the case of certain collateral that cannot be provided by the Closing Date); and delivery of customary documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA Patriot Act.

9. To the extent then due and payable and invoiced reasonably in advance, all accrued fees and expenses (including the reasonable fees and expenses of counsel to the Arrangers) of the Arrangers in connection with the Credit Documents shall have been paid.

Notwithstanding anything in the Commitment Letter, this Annex I, the Term Sheets, the Fee Letter or the Credit Documents or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (x) the only representations and warranties contained in the Credit Documents relating to the Target the making of which shall be a condition to availability of the Credit Facilities on the Closing Date shall be (i) such of the representations made in respect of the Target in the Merger Agreement as are material to the interests of the Lenders and (ii) the representations and warranties of Borrower set forth in the Term Sheets relating to corporate power and authority, the enforceability, due authorization, execution and delivery of the Credit Documents, Federal Reserve margin regulations, the Investment Company Act and validity, priority and perfection of security interests in the Collateral and status of the Senior Credit Facilities as senior debt and (y) the terms of the Credit Documents shall be in a form such that they do not impair availability of the Credit Facilities on the Closing Date if the conditions set forth in the Commitment Letter, on this Annex I and in the Term Sheets are satisfied.

CONFIDENTIAL	EXHIBIT A

SENIOR SECURED CREDIT FACILITIES

SUMMARY OF TERMS AND CONDITIONSa

Borrower:	Spyglass Merger Corp., to be merged with and into the Target with the Target as the surviving corporation (“Borrower”).

Joint Lead Arrangers:	Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC (collectively, the “Lead Arrangers”).

Administrative Agent:	Lehman Commercial Paper Inc. (in such capacity, the “Administrative Agent”).

Lenders:	Lehman Commercial Paper Inc. (or one of its affiliates) and a syndicate of financial institutions (the “Lenders”), including Merrill Lynch Capital Corporation and UBS Loan Finance LLC, arranged by the Lead Arrangers which shall be reasonably acceptable to Borrower (such consent not to be unreasonably withheld).

Credit Facilities:	Senior secured credit facilities (the “Senior Credit Facilities”) in an aggregate principal amount of up to $450.0 million, comprising:

(A) Term Loan Facility. A term loan facility in an aggregate principal amount of $375.0 million (the “Term Loan Facility”). Loans under the Term Loan Facility are herein referred to as “Term Loans”.

(B) Revolving Credit Facility. A revolving credit facility in an aggregate principal amount of $75.0 million (the “Revolving Facility”). Loans under the Revolving Facility are herein referred to as “Revolving Loans”; the Term Loans and the Revolving Loans are herein referred to collectively as “Loans”. An amount to be agreed of the Revolving Facility will be available as a letter of credit subfacility and as a swing line subfacility.

[a]	Capitalized terms used herein and not defined shall have the meanings assigned to such terms in the attached Credit Facilities Commitment Letter (the “Commitment Letter”).

Availability/Purpose:	(A) Term Loan Facility. Term Loans will be available to finance the Merger and the Conversion and to pay related fees and expenses, subject to the terms and conditions set forth in the Credit Documents, on the date of consummation of the Merger in one draw (the “Closing Date”). Term Loans repaid or prepaid may not be reborrowed.

(B) Revolving Facility. The Revolving Facility will be available on and after the Closing Date for working capital and general corporate purposes on a fully revolving basis, subject to the terms and conditions set forth in the Credit Documents, in the form of revolving loans, swing line loans and letters of credit on and after the Closing Date until the R/C Maturity Date (as defined below).

Guarantors:	Each of Borrower’s direct and indirect domestic subsidiaries existing on the Closing Date or thereafter created or acquired shall unconditionally guarantee, on a joint and several basis, all obligations of Borrower under the Senior Credit Facilities and (to the extent relating to the Loans) under each interest rate protection agreement entered into with a person that is or was a Lender or an affiliate of a Lender at the time such agreement was entered into. Each guarantor of any of the Senior Credit Facilities is herein referred to as a “Guarantor” and its guarantee is referred to herein as a “Guarantee”. Borrower and the Guarantors are herein referred to as the “Credit Parties” and individually referred to as a “Credit Party”.

Security:	The Senior Credit Facilities, the Guarantees, and (to the extent relating to the Loans) the obligations of Borrower under each interest rate protection agreement entered into with a person that is or was a Lender or any affiliate of a Lender at the time such agreement was entered into will be secured by (A) a perfected lien on, and pledge of, all of the capital stock and intercompany notes of each of the direct and indirect subsidiaries of Borrower existing on the Closing Date or thereafter created or acquired and all of the intercompany notes of the Borrower (provided that with respect to non-U.S. subsidiaries, such lien and pledge will be limited to 65% of the capital stock of “first tier” non-U.S. subsidiaries) and (B) a perfected first priority lien (subject to exceptions customary for similar financings for affiliates of the Sponsor to be agreed) on, and security interest in, all of the tangible and intangible properties and assets (including all contract rights, material owned real property interests, trademarks, trade names, equipment and proceeds of the foregoing but expressly excluding cash advanced by customers in the ordinary course of business and all deposit accounts or other bank or securities accounts) of each Credit Party customarily provided as collateral in similar transactions for affiliates of the Sponsor (collectively, the “Collateral”), except in each case for those properties and assets as to which the Administrative Agent shall determine in its reasonable discretion that the costs of obtaining such security interest are excessive in relation to the value of the security to be afforded thereby (it being understood that none of the foregoing shall be subject to any other liens or security interests, except for exceptions customary for similar financings by affiliates of the Sponsor to be agreed upon). All such security interests will be created pursuant to documentation customary for transactions with affiliates of the Sponsor. To the extent certain Collateral cannot be provided by the Closing Date after commercially reasonable efforts to do so, such Collateral shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed.

Documentation:	Usual for financings of this type by affiliates of Sponsor. The documentation for the Senior Credit Facilities will include, among others, a credit agreement (the “Credit Agreement”), guarantees and appropriate pledge, security interest, mortgage and other collateral documents (collectively, the “Credit Documents”).

Incremental Facility:	The Credit Documents will permit Borrower to add one or more incremental term loan facilities to the Senior Credit Facilities (each, an “Incremental Term Facility”) and/or increase commitments under the Revolving Facility (any such increase, an “Incremental Revolving Facility”; the Incremental Term Facilities and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”) in an aggregate amount of up to $150 million; provided that (i) no Lender will be required to participate in any such Incremental Facility, (ii) no event of default or default exists or would exist after giving effect thereto, (iii) all financial covenants would be satisfied on a pro forma basis on the date of incurrence and for the most recent determination period, after giving effect to such Incremental Facility and other customary and appropriate pro forma adjustment events, including any acquisitions or dispositions or repayment of indebtedness after the beginning of the relevant determination period but prior to or simultaneous with the borrowing under such Incremental Facility, (iv) the maturity date of any such Incremental Term Facility shall be no earlier than the maturity dates of the Term Loan Facility, (v) the interest rates and amortization schedule applicable to any Incremental Term Facility shall be determined by Borrower and the lenders thereunder and (vi) any Incremental Revolving Facility shall be on terms and pursuant to documentation applicable to the Revolving Facility and any Incremental Term Facility shall be on terms and pursuant to documentation to be determined, provided that, to the extent such terms and documentation are not consistent with the Term Loan Facility (except to the extent permitted by clause (iv) or (v) above), they shall be reasonably satisfactory to the Administrative Agent.

Termination of Commitments:	The commitments in respect of the Senior Credit Facilities (including pursuant to the Commitment Letter) will terminate in their entirety on April 30, 2006, if the initial funding under the Senior Credit Facilities does not occur on or prior to such date.

Final Maturity:	(A) Term Loan Facilities. The Term Loan Facility will mature on the seventh anniversary of the Closing Date (the “Term Loan Maturity Date”).

(B) Revolving Facility. The Revolving Facility will mature on the sixth anniversary of the Closing Date (the “R/C Maturity Date”).

Amortization Schedule:	The Term Loan Facility will amortize at a rate of 1.00% per annum on a quarterly basis (beginning with the first full fiscal quarter after the Closing Date) for the first six and three-quarters years after the Closing Date, with the balance paid on the final maturity thereof.

Letters of Credit:	Letters of credit under the Revolving Facility (“Letters of Credit”) will be issued by a Lender to be agreed by the Administrative Agent and Borrower (in such capacity, the “L/C Lender”). The issuance of all Letters of Credit shall be subject to the customary procedures of the L/C Lender.

Letter of Credit Fees:	Letter of Credit fees will be payable for the account of the Revolving Facility Lenders on the daily average undrawn face amount of each Letter of Credit at a rate per annum equal to the applicable margin for Revolving Loans that are LIBOR rate loans in effect at such time, which fees shall be paid quarterly in arrears. In addition, an issuing fee on the face amount of each Letter of Credit at a rate per annum to be agreed shall be payable to the L/C Lender for its own account, which fee shall also be payable quarterly in arrears.

Interest Rates and Fees:	Interest rates and fees in connection with the Senior Credit Facilities will be as specified on Annex I attached hereto.

Default Rate:	Overdue principal, interest and other amounts shall bear interest at a rate per annum equal to 2% in excess of the applicable interest rate (including applicable margin).

Mandatory Prepayments/ Reductions in Commitments:	Subject to the next paragraph, the Term Loans and, to the extent required by the terms thereof, the Incremental Term Facilities will be required to be prepaid with (a) 50% of annual Excess Cash Flow (to be defined) with step-downs to be agreed, (b) 100% of the net cash proceeds (including condemnation and insurance proceeds) of asset sales and other asset dispositions by the Borrower or any of its subsidiaries (subject to the right of Borrower to reinvest if such proceeds are reinvested (or committed to be reinvested) within 15 months and, if so committed to reinvestment, reinvested within 180 days thereafter, and other exceptions to be agreed upon), and (c) 100% of the net cash proceeds of the issuance or incurrence of debt by the Borrower or any of its subsidiaries (subject to baskets and exceptions to be agreed upon).

The proceeds of the Notes shall be applied to reduce to zero the commitments in respect of or, if after the Closing Date, to reduce to zero the funded amount of the Interim Loans.

Any application to the Term Loan Facility shall be applied first to scheduled payments due in the two years following the date of such prepayment, with the excess, if any, applied pro rata to the remaining amortization payments thereunder.

Voluntary Prepayments/Reductions in Commitments:	(A) Term Loan Facility. Term Loans may be prepaid at any time in whole or in part at the option of Borrower, in a minimum principal amount and in multiples to be agreed upon, without premium or penalty (except, in the case of LIBOR borrowings, breakage costs related to prepayments not made on the last day of the relevant interest period). Any application to the Term Loan Facility shall be applied to the remaining scheduled amortization payments in a manner elected by the Borrower.

(B) Revolving Facility. The unutilized portion of the commitments under the Revolving Facility may be reduced and loans under the Revolving Facility may be repaid at any time, in each case, at the option of Borrower, in a minimum principal amount and in multiples to be agreed upon, without premium or penalty (except, in the case of LIBOR borrowings, breakage costs related to prepayments not made on the last day of the relevant interest period).

Conditions to Effectiveness and to Initial Loans:	Those specified in the Commitment Letter and the Summary of Additional Conditions Precedent attached thereto as Annex I.

Conditions to All Extensions of Credit:	Each extension of credit under the Senior Credit Facilities will be subject to the (i) absence of any Default or Event of Default (to be defined), and (ii) continued accuracy of representations and warranties in all material respects (to the extent not already subject to a materiality qualifier).

Representations and Warranties:	Customary for financings of this type by affiliates of Sponsor (including with respect to materiality qualifiers) and limited to the following (with thresholds and baskets adjusted for the relative size of Borrower and its subsidiaries):

1. Corporate status and authority, ownership of property and rights to material intellectual property.

2. Execution, delivery and performance of loan documents do not violate law or other agreements.

3. No consents or approvals required, other than those in effect.

4.      No litigation which would have a Material Adverse Effect (such definition to be modified in a manner consistent with facilities of this type with affiliates of the Sponsor insofar as a representation or warranty has effect after the Closing Date) or a material adverse effect on the legality, validity and enforceability of the loan documents.

5.      After the Closing Date, no Material Adverse Effect or a material adverse effect on the ability of Borrower or the Guarantors to perform their respective payment obligations under the Credit Documents or the ability of the Administrative Agent, the Collateral Agent and the Lenders to enforce the Credit Documents.

6. Accuracy of financial statements and other information.

7. Material compliance with laws and regulations, including ERISA, labor, margin regulations and all applicable environmental laws and regulations.

8. Power and authority, due authorization, due execution, legality, validity, binding effect and enforceability of the loan documents.

9. Inapplicability of the Investment Company Act and Public Utility Holding Company Act.

10. Closing Date solvency.

11. Payment of taxes.

12. Validity, priority and perfection of security interests in collateral.

13. Status of senior debt.

14. No Default or Event of Default.

Affirmative Covenants:	Customary for financings of this type by affiliates of Sponsor (to be applicable to Borrower and its subsidiaries) and limited to the following, subject, in each case, to exceptions customary for affiliates of Sponsor and others to be agreed (with thresholds and baskets adjusted for the relative size of Borrower and its subsidiaries):

1. Preservation of corporate existence; material compliance with laws (including ERISA and applicable environmental laws).

2.      Payment of taxes; delivery of audited annual consolidated financial statements (with the accompanying accountants’ opinion), unaudited quarterly consolidated financial statements, budgets and customary quarterly officers’ certificates.

3. Other reporting requirements and notices of default, litigation and other material events.

4. Visitation rights; inspection of books and records.

5. Maintenance of properties.

6. Maintenance of insurance.

7. Use of proceeds.

8. Further assurances with respect to the Collateral and pledge of after-acquired property.

9. Interest rate protection on terms reasonably acceptable to the Administrative Agent.

Negative Covenants:	Customary for financings of this type by affiliates of Sponsor (to be applicable to the Borrower and its subsidiaries) and limited to the following, subject in each case to exceptions and baskets customary for affiliates of Sponsor and others to be agreed (with thresholds and baskets adjusted for the relative size of Borrower and its subsidiaries):

1. Limitation on indebtedness and related guarantee obligations.

2. Limitation on liens and further negative pledges.

3. Limitation on investments (including loans).

4. Limitation on dividends, redemptions and repurchases of equity interests.

5. Limitation on mergers, acquisitions and asset sales (including issuance and sale of capital stock of subsidiaries), with an exception for permitted acquisitions to be agreed.

6. Limitation on capital expenditures.

7. Limitation on sale-leaseback transactions.

8. Limitation on transactions with affiliates.

9. Limitation on dividend and other payment restrictions affecting subsidiaries.

10. Limitation on amendment of documents relating to the Interim Loans or the Notes in a manner materially adverse to the Lenders.

11. Limitation on prepayment or repurchase of the Interim Loans or the Notes.

12. Limitation on changes in fiscal year.

13. Limitation on businesses conducted by Borrower and its subsidiaries.

Financial Covenants:	The Senior Credit Facilities will contain the following financial covenants (definitions and numerical calculations to be set forth in the Credit Agreement consistent with definitions for transactions with affiliates of the Sponsor, but eliminating any items from such definitions that were specific to the relevant precedent transactions): minimum ratio of trailing four quarter EBITDA (to be defined) to total interest expense for the same period (the “Interest Coverage Ratio”); and maximum ratio (the “Total Leverage Ratio”) of total debt to trailing four quarter EBITDA. The financial covenants contemplated above will be tested on a quarterly basis beginning with the quarter ending July 31, 2006, and will apply to Borrower and its subsidiaries on a consolidated basis.

For purposes of determining compliance with the financial covenants, an equity contribution by the Sponsor in the Borrower after the Closing Date and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for a fiscal quarter will, at the request of Borrower, be included in the calculation of consolidated EBITDA for the purposes of determining compliance with financial covenants at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period, there shall be a period of at least one fiscal quarter in which no Specified Equity Contribution is made, (b) in each eight fiscal quarter period there shall be a period of at least four consecutive fiscal quarters during which no Specified Equity Contribution is made, (c) the amount of any Specified Equity Contribution with respect to a financial covenant shall be no greater than the amount required to cause Borrower to be in compliance with such financial covenant and shall not exceed 10% of EBITDA, (d) no debt repaid with proceeds of any Specified Equity Contributions shall be deemed repaid for purposes of calculating the Total Leverage Ratio, the Interest Coverage Ratio or the Fixed Charge Coverage Ratio for the period in respect of which such contribution was made and (e) the proceeds from any Specified Equity Contribution shall be utilized by the Borrower solely in the ordinary course of its business.

Interest Rate Management:	An amount of not less than 50% of the Term Loan Facility for no less than two years following the Closing Date with any Lender.

Events of Default:	Customary for facilities of affiliates of Sponsor similar to the Senior Credit Facilities with thresholds adjusted for the relative size of Borrower and its subsidiaries.

Yield Protection and Increased Costs:	Usual for facilities and transactions of this type for affiliates of the Sponsor.

Assignments and Participations:	Each assignment (unless to another Lender or its affiliates) shall be in a minimum amount of $1.0 million in the case of the Term Loan Facility and $5.0 million in the case of the Revolving Facility (unless Borrower and the Administrative Agent otherwise consent or unless the assigning Lender’s exposure is thereby reduced to zero). Assignments (which may be non-pro rata among loans and commitments) shall be permitted with Borrower’s and the Administrative Agent’s consent (such consent not to be unreasonably withheld, delayed or conditioned), except that no such consent of Borrower need be obtained to effect an assignment to any Lender (or its affiliates) if any payment default or bankruptcy event of default has occurred and is continuing. Participations shall be permitted without restriction. Voting rights of participants will be subject to customary limitations.

Required Lenders:	Lenders having a majority of the outstanding credit exposure (the “Required Lenders”), subject to amendments of certain provisions of the Credit Documents requiring the consent of Lenders having a greater share (or all) of the outstanding credit exposure. Certain amendments consistent with transactions for affiliates of the Sponsor will require class voting.

Expenses and Indemnification:	In addition to those out-of-pocket expenses reimbursable under the Commitment Letter, all reasonable out-of-pocket expenses of the Administrative Agent (and the Lenders for enforcement costs and documentary taxes) associated with the preparation, execution and delivery of any waiver or modification (whether or not effective) of, and the enforcement of, any Credit Document (including the reasonable fees, disbursements and other charges of counsel for the Administrative Agent) are to be paid by the Credit Parties.

The Credit Parties will indemnify the Administrative Agent and the other Lenders (and their respective directors, officers, employees, investment advisors and agents) and hold them harmless from and against all costs, expenses (including fees, disbursements and other charges of counsel) and liabilities arising out of or relating to any litigation or other proceeding (regardless of whether the Administrative Agent or any such other indemnified person is a party thereto) that relate to the Transactions or any transactions related thereto, except to the extent arising primarily from such person’s gross negligence, bad faith, willful misconduct or breach of the Credit Documents.

Governing Law and Forum:	New York.

Waiver of Jury Trial:	All parties to the Credit Documents waive the right to trial by jury.

Special Counsel for Lead Arrangers:	Cahill Gordon & Reindel, LLP (and such local counsel as may be selected by the Administrative Agent).

CONFIDENTIAL	EXHIBIT A

ANNEX I

Interest Rates and Fees:	Borrower will be entitled to make borrowings based on the ABR plus the Applicable Margin or LIBOR plus the Applicable Margin. The “Applicable Margin” shall be (a) if the Senior Credit Facilities receive ratings of B1 (stable) or higher and B+ (stable) or higher from Moody’s and S&P, respectively, (i) 2.25% per annum with respect to LIBOR Loans and (ii) 1.25% per annum with respect to ABR Loans, and (b) otherwise, (i) 2.50% per annum with respect to LIBOR Loans and (ii) 1.50% per annum with respect to ABR Loans.

Notwithstanding the foregoing, on and after the first date after the Closing Date on which Borrower delivers financial statements and a computation of the Total Leverage Ratio for the first full fiscal quarter ended after the Closing Date in accordance with the Credit Agreement (the “Trigger Date”), the Applicable Margins shall be subject to a grid based on the most recent Total Leverage Ratio to be negotiated (with the grid applicable to the Term Loans being more limited than that applicable to the Revolving Loans).

“ABR” means the higher of (i) the corporate base rate of interest announced by the Administrative Agent from time to time, changing effective on the date of announcement of said corporate base rate changes, and (ii) the Federal Funds Rate plus 0.50% per annum. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“LIBOR” means the rate (adjusted for statutory reserve requirements for eurodollar liabilities) for eurodollar deposits for the relevant interest period appearing on Page 3750 of the Dow Jones Markets Screen.

Borrower may select interest periods of one, two, three or six (or, if acceptable to all of the Lenders, nine or twelve) months for LIBOR borrowings. Interest will be payable in arrears (i) in the case of ABR Loans, at the end of each quarter and (ii) in the case of LIBOR Loans, at the end of each interest period and, in the case of any interest period longer than three months, no less frequently than every three months. Interest on all borrowings shall be calculated on the basis of the actual number of days elapsed over (x) in the case of LIBOR Loans, a 360-day year, and (y) in the case of ABR Loans, a 365- or 366-day year, as the case may be.

Commitment fees accrue on the undrawn amount of the Revolving Facility, commencing on the date of the execution and delivery of the Credit Documents. The commitment fee in respect of the Revolving Facility will be 0.50% per annum; provided that on and after the Trigger Date, the commitment fee shall be subject to a grid to be agreed based on the Total Leverage Ratio.

All commitment fees will be payable in arrears at the end of each quarter and upon any termination of any commitment, in each case for the actual number of days elapsed over a 360-day year.

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CONFIDENTIAL	EXHIBIT B

INTERIM LOAN

SUMMARY OF TERMS AND CONDITIONS*

Borrower:	Spyglass Merger Corp., to be merged with and into the Target with the Target as the surviving corporation (“Borrower”).

Joint Lead Arrangers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc. and UBS Securities LLC (collectively, the “Lead Arrangers”).

Administrative Agent:	Merrill Lynch Capital Corporation (the “Administrative Agent”).

Lenders:	Merrill Lynch Capital Corporation (or one of its affiliates) and a syndicate of financial institutions (the “Lenders”), including Lehman Commercial Paper Inc. and UBS Loan Finance LLC, arranged by the Lead Arrangers which shall be reasonably acceptable to Borrower (such consent not to be unreasonably withheld).

Interim Loan:	Senior Subordinated Interim Loan (the “Interim Loan”).

Principal Amount:	Up to $225.0 million.

Documentation:	Usual for financings of this type by affiliates of Sponsor. The documentation for the Interim Loan will include, among others, a credit agreement (the “Interim Loan Agreement”), guarantees and other appropriate documents (collectively, the “Interim Loan Documents”).

Use of Proceeds:	Together with proceeds derived from the Senior Credit Facilities, to finance the Merger and the Conversion and to pay the fees and expenses related to the Transactions.

Termination of Commitments:	The commitment in respect of the Interim Loan (including pursuant to the Commitment Letter) will automatically and permanently terminate on April 30, 2006, if not drawn down on or prior to such date. In addition, the commitments in respect of the Interim Loan will automatically and permanently terminate on the date of the consummation of the Merger to the extent not drawn down on such date.

*	Capitalized terms used herein and not defined shall have the meanings assigned to such terms in the attached Credit Facilities Commitment Letter (the “Commitment Letter”).

Maturity:	The Interim Loan will mature on the date (the “Initial Maturity Date”) that is twelve months after the initial funding date (the “Funding”). Upon the satisfaction of the terms and conditions described under “Exchange Feature; Rollover Securities and Rollover Loans”, the Interim Loan will be exchanged for, at the option of each Lender, either (i) unsecured senior subordinated debt securities (“Rollover Securities”), evidenced by an indenture in a form attached to the Interim Loan Agreement and maturing on the ninth anniversary of the Initial Maturity Date, or (ii) unsecured senior subordinated loans maturing on the ninth anniversary of the Initial Maturity Date (the “Rollover Loans”), evidenced by the Interim Loan Agreement.

Interest Rate:	(A) Interim Loan. The Interim Loan will bear interest at a rate per annum expressed as a basis point spread over, at Borrower’s option, one-month or three-month LIBOR (as adjusted every one or three months, as applicable, and adjusted for all applicable reserve requirements):

From the Beginning of Month	To the End of Month	Spread
1	6	587.5 bps
7	9	637.5 bps
10	12	687.5 bps

Interest Cap - 12.25% per annum (or 12.50% per annum if the Interim Loan is rated CCC+ or lower by S&P or Caa1 or lower by Moody’s), with any interest in excess of 12.00% being payable at the option of the Borrower in the form of additional Interim Loans (exclusive of any additional interest payable due to an event of default).

To the extent that LIBOR cannot be determined or any Lender is unable to maintain a LIBOR loan, the Interim Loan shall bear interest at a rate per annum equal to the higher of (x) the Federal Funds Rate plus 0.50% per annum or (y) the Prime Rate (as determined by the Administrative Agent), plus in each case the spread as indicated above (minus 100 bps).

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(B) Rollover Securities and Rollover Loans. The Rollover Loans and Rollover Securities (other than Fixed Rate Rollover Securities) will bear interest at a rate equal to the Initial Rate (as defined below) plus the Exchange Spread (as defined below). Notwithstanding the foregoing, the interest rate per annum payable on the Rollover Loans and any Rollover Securities shall not exceed the Interest Cap (including the cash cap) set forth above with respect to the Interim Loan.

“Exchange Spread” means 0 basis points during the three-month period commencing on the Initial Maturity Date and shall increase by 50 basis points at the beginning of each subsequent three-month period.

“Initial Rate” shall be determined on the Initial Maturity Date and shall equal the interest rate borne by the Interim Loan on the day immediately preceding the Initial Maturity Date plus 50 basis points.

Default Rate:	Overdue principal, interest and other amounts shall bear interest at a rate per annum equal to 2% in excess of the applicable interest rate (including applicable margin).

Interest Payment Dates:	(A) Interim Loan. At the end of each interest period, in arrears.

(B) Rollover Securities and Rollover Loans. Semi-annually, in arrears.

Security:	None (including in respect of the Rollover Securities and Rollover Loans).

Guarantee:	The Interim Loan will be guaranteed on an unsecured senior subordinated basis by each subsidiary of Borrower that guarantees the Senior Credit Facilities. Each such guarantee is herein referred to as a “Guarantee” and each such guarantor, a “Guarantor”. The Guarantors and Borrower are herein referred to as the “Credit Parties”.

Ranking:	The Interim Loan (and the Rollover Securities and Rollover Loans) will be a senior subordinated obligation of Borrower ranking subordinated to all Senior Indebtedness of Borrower (as defined), pari passu with other senior subordinated indebtedness of Borrower, and senior to all subordinated indebtedness of Borrower which is not pari passu therewith.

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Optional Prepayment:	The Interim Loan will be prepayable at par at any time upon three business days’ prior notice at Borrower’s option, in whole or in part, plus accrued and unpaid interest. Breakage costs, if any, will be paid by Borrower.

Mandatory Prepayment:	Prior to the Initial Maturity Date, to the extent not prohibited by the Senior Credit Facilities, upon the receipt by Borrower or any of its subsidiaries of the net cash proceeds from (i) the issuance of any debt securities and any asset securitization transactions (other than under the Senior Credit Facilities); (ii) any capital contribution or the sale or issuance of any capital stock or any securities convertible into or exchangeable for capital stock or any warrants, rights or options to acquire capital stock, other than contributions by, or issuances or sales to, Sponsor or any of its affiliates; and (iii) asset sales and other asset dispositions (subject to baskets and exceptions customary for transactions with affiliates of the Sponsor, including those comparable to the Senior Credit Facilities, including the reinvestment rights under the Senior Credit Facilities, with thresholds and baskets adjusted for the relative size of Borrower and its subsidiaries), Borrower will prepay the Interim Loan in an amount equal to such net proceeds at par, together with accrued interest thereon. Breakage costs, if any, will be paid by Borrower.

The occurrence of a “Change of Control” (to be defined in a manner customary for transactions with affiliates of the Sponsor) prior to the Initial Maturity Date will constitute in “Event of Default” under the Interim Loan.

Exchange Feature; Rollover Securities and Rollover Loans:	On the Initial Maturity Date, unless Borrower is in bankruptcy or there has been a payment default under the Interim Loan, each Lender shall have its interest in the Interim Loan exchanged for, at the option of each Lender, either Rollover Securities or Rollover Loans, and each Lender may at any time exchange its Rollover Loans for Rollover Securities; provided that Rollover Securities shall not be issued until Borrower receives requests to issue at least $25.0 million in aggregate principal amount thereof. In addition, at the time of such exchange, Borrower shall pay in immediately available funds all accrued and unpaid interest with respect to the Interim Loan.

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Following compliance with the Senior Credit Facilities, upon the receipt by Borrower or any of its subsidiaries after the Initial Maturity Date of the net cash proceeds from asset sales and other asset dispositions (subject to baskets and exceptions customary for transactions with affiliates of the Sponsor, including those comparable to the Senior Credit Facilities, including the reinvestment rights under the Senior Credit Facilities, with thresholds and baskets adjusted for the relative size of Borrower and its subsidiaries), Borrower shall be required to make offers to repay or repurchase (as applicable) the Rollover Loans and Rollover Securities at par plus accrued interest with such proceeds. The Rollover Loans and the Rollover Securities will be optionally redeemable or repayable (as applicable) at par plus accrued and unpaid interest, subject to the provisions relating to Fixed Rate Rollover Securities. All mandatory offers to repurchase shall be made pro rata between the Rollover Securities (including Fixed Rate Rollover Securities) and the Rollover Loans, and all optional redemptions and repayments shall be made pro rata between the Rollover Securities (excluding Fixed Rate Rollover Securities) and the Rollover Loans and shall be accompanied by a pro rata offer to repurchase Fixed Rate Rollover Securities.

Upon the occurrence of a Change of Control, Borrower will be required to offer to prepay or repurchase (as applicable) the entire aggregate principal amount of the Rollover Securities and Rollover Loans in cash for a purchase price equal to 100% of the principal amount thereof (101% in the case of Fixed Rate Rollover Securities), plus accrued and unpaid interest.

Breakage costs, if any, will be paid by Borrower.

The Rollover Securities (including any Fixed Rate Rollover Securities) will be evidenced by an indenture in form for qualification under the Trust Indenture Act of 1939, as amended, and will otherwise contain provisions customary for public debt securities for transactions with affiliates of the Sponsor and the Rollover Loans will be evidenced by the Interim Loan Agreement. Upon issuance of the Rollover Securities, Borrower will appoint a trustee reasonably acceptable to the Administrative Agent. The holders of the Rollover Securities will be entitled to exchange offer

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and other registration rights to permit resale by the holders of Rollover Securities without restriction under applicable securities laws no less favorable to holders than those customarily applicable to an offering pursuant to Rule 144A.

Fixed Rate Rollover Securities:	Each holder of Rollover Loans or Rollover Securities shall have the right, upon a sale to a third party, to fix the interest rate on such Rollover Security or to exchange such Rollover Loan for a fixed rate Rollover Security (each a “Fixed Rate Rollover Security”) at a rate not higher than the then applicable rate of interest.

Each Fixed Rate Rollover Security will be non-callable for five years from the Closing Date (subject to 35% clawback provisions with the proceeds of customary equity offerings at par plus accrued interest plus a premium equal to the coupon) and will be callable thereafter at par plus accrued interest plus a premium equal to one-half the coupon in effect on the date of sale of the Fixed Rate Rollover Securities, which premium shall decline ratably on each anniversary of the Initial Maturity Date to zero two years before the maturity of the Fixed Rate Rollover Securities; provided, however, that any Fixed Rate Rollover Securities will be callable prior to such fifth anniversary at a redemption price equal to par plus accrued interest plus a make whole premium calculated on the basis of a discount rate equal to the then Treasury Rate plus one-half of one percent (0.50%).

Conditions to Effectiveness and to Interim Loan:	Those specified in the Commitment Letter and the Summary of Additional Conditions Precedent attached thereto as Annex I.

Representations and Warranties:	Such representation and warranties as are substantially similar to those set forth in the Senior Term Sheet (other than with respect status of senior debt), with additional representations and warranties usual and customary for bridge financings of affiliates of Sponsor.

Affirmative Covenants:	Such affirmative covenants as are substantially similar to those set forth in the Senior Term Sheet, with modifications and additions as are usual and customary for bridge financings of affiliates of Sponsor.

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Upon issuance of the Rollover Securities and the Rollover Loans, the affirmative covenants shall conform to affirmative covenants customary in a high-yield indenture.

Negative Covenants:	Such covenants with respect to Borrower and restricted subsidiaries as are usual and customary for recent indentures governing high-yield senior subordinated debt securities issued by affiliates of Sponsor, with certain provisions being more restrictive until the Initial Maturity Date (in a manner to be mutually agreed), with thresholds and baskets adjusted for the relative size of Borrower and its subsidiaries.

Events of Default:	Customary for bridge financings of affiliates of Sponsor.

Refinancing of Interim Loan:	Borrower shall on and after the Trigger Date (as defined in the Fee Letter (i) cooperate with the investment banks party to the Engagement Letter (the “Take-out Banks”) and provide the Take-out Banks with information required by the Take-out Banks in connection with the offering of debt securities (the “Debt Offering”) or other means of refinancing the Interim Loan and the Rollover Securities and the Rollover Loans, (ii) assist the Take-out Banks in connection with the marketing of the Take-out Securities (including promptly providing to the Take-out Banks any information reasonably requested to effect the issue and sale of the Take-out Securities and making available senior management of Borrower for investor meetings) and (iii) cooperate with the Take-out Banks in the timely preparation of any registration statement or private placement memorandum relating to the Debt.

Yield Protection and Increased Costs:	Usual for facilities and transactions of this type, substantially identical to the Senior Credit Facilities.

Required Lenders:	Lenders having a majority of the outstanding credit exposure, subject to amendments of certain provisions of the Interim Loan Documents requiring the consent of Lenders having a greater share (or all) of the outstanding credit exposure.

Assignments and Participations:	Each assignment (unless to another Lender or its affiliates) shall be in a minimum amount of $1.0 million

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(unless Borrower and the Administrative Agent otherwise consent or unless the assigning Lender’s exposure is thereby reduced to zero); provided, however, that prior to the Initial Maturity Date, the consent of the Borrower shall be required with respect to any assignment if, subsequent thereto, entities that shall have been Lenders on the Closing Date would hold, in the aggregate, less than 50.1% of the outstanding Interim Loan. Assignments shall be permitted with the Administrative Agent’s consent (such consent not to be unreasonably withheld, delayed or conditioned). Participations shall be permitted without restriction. Voting rights of participants will be subject to customary limitations.

Expenses and Indemnification:	In addition to those out-of-pocket expenses reimbursable under the Commitment Letter, all reasonable out-of-pocket expenses of the Administrative Agent (and the Lenders for enforcement costs and documentary taxes) associated with the preparation, execution and delivery of any waiver or modification (whether or not effective) of, and the enforcement of, any Interim Loan Document (including the fees, disbursements and other charges of counsel for the Administrative Agent) are to be paid by the Credit Parties.

The Credit Parties will indemnify the Administrative Agent and the other Lenders and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities arising out of or relating to any litigation or other proceeding (regardless of whether the Administrative Agent or any such other Lender is a party thereto) that relates to the Transactions or any transactions related thereto, except to the extent arising primarily from such person’s gross negligence, bad faith or willful misconduct.

Governing Law and Forum:	New York.

Waiver of Jury Trial:	All parties to the Interim Loan Documents waive right to trial by jury.

Special Counsel for Lead Arrangers:	Cahill Gordon & Reindel, LLP (and such local counsel as may be selected by the Administrative Agent).

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